EXHIBIT 99.1

Capstone Turbine Reports Second Quarter Fiscal 2020 Financial Results

Adjusted EBITDA Improves 35% Sequentially as Company Executes Against its Strategic Business Initiatives and Positive Adjusted EBITDA Plan

Product Revenue Grew 19% on a Sequential Basis on a Book-to-Bill Ratio of 1.0:1

Financial Results Webcast to be Held Today, November 7, 2019, at 1:45 PM PT; 4:45 PM ET

VAN NUYS, CA / ACCESSWIRE / November 7, 2019 / Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems reports financial results for its fiscal second quarter ended September 30, 2019.

Financial Highlights of Fiscal 2020 Second Quarter:

•	Total revenue for the second quarter was $20.7 million, an increase of $1.5 million, or 8% sequentially, from $19.2 million in the previous quarter.
•	Product revenue grew 19% sequentially to $12.0 million in the second quarter.
•	New gross product book-to-bill ratio was 1.0:1 for the second quarter of fiscal 2020, up from 0.7:1 in the year-ago quarter.
•	Rental fleet revenue grew 52% sequentially, and this high margin long-term rental fleet now stands at 6.2 megawatts (MW).
•	Total gross margin increased $1.1 million, or 55%, to $3.1 million compared to $2.0 million in the year-ago quarter despite lower revenues.
•	Gross margin percentage expanded by 67% to 15% from 9% in the year-ago quarter but was flat on a sequential basis because of business mix.
•	Adjusted EBITDA loss improved to $2.2 million, an improvement of $1.2 million, or 35% sequentially, from $3.4 million in the previous quarter.
•	Net loss improved $1.2 million on a sequential basis.

Updates on its Strategic Business Initiatives and Positive Adjusted EBITDA Plan

Capstone Turbine had previously announced its near-term goal of reaching positive Adjusted EBITDA by focusing on improving the business in areas that it has direct control of, which are not impacted by externalities such as project delays, macroeconomic conditions, geopolitical events, exchange rates, crude oil prices, trade wars, etc.

During the recent first-quarter earnings call, the company outlined a gross margin growth strategy that would produce an estimated $5.4 million or a 24% gross margin in the quarter ending June 30, 2020.

On October 22, 2019, the company further announced that it is executing effectively on its multiple strategic business initiatives, and it now expects to lower its average quarterly operating expenses by 16% to 24% from an average of $6.8 million over the past two quarters to a range of $5.2 million to $5.7 million beginning in the fourth quarter of fiscal 2020, which would potentially generate a positive Adjusted EBITDA result during the first quarter for fiscal 2021, which ends on June 30, 2020.

“The Capstone Leadership Team is successfully executing our multiple strategic initiatives, which should lead to a reduced quarterly cash burn, improved gross margins, lower direct material costs, and lower operating expenses. We expect to accomplish this on a conservative revenue assumption and only modest top-line growth,” said Darren Jamison, President and Chief Executive Officer of Capstone.

“Our Adjusted EBITDA loss dropped to $2.2 million, down 35% sequentially, from $3.4 million as we push to make good on our stated goal of achieving sustainable positive Adjusted EBITDA in the June 2020 quarter,” added Mr. Jamison.

The current management focus is on the following areas to improve the business:

•	Lower average quarterly operating expenses from today’s $6.5 million to a range of $5.2 to $5.7 million per quarter
•	Reduce direct material costs (DMC) $3.0 million on an annual basis
•	Expand the current 6.2 megawatts (MW) factory long-term rental fleet to 10 MW
•	Improve Factory Protection Plan (FPP) attachment rates from 38% to 45%
•	Grow the new Distributor Support System (DSS) program
•	Increase aftermarket spare parts margins

Financial Results for Fiscal 2020 Second Quarter

Total revenue for the quarter decreased $1.5 million to $20.7 million, compared with total revenue of $22.2 million in the year-ago second quarter. The decrease in revenue was the result of lower MWs shipped and the allocation of 1.6 MW of product production slots into the company’s new long-term rental program.

Accessories, parts and service revenue, on a year-over-year basis, grew $1.4 million, or 19%, to $8.7 million compared to $7.3 million for the second quarter of fiscal 2019. The increase is primarily due to the new factory long-term rental program and the growing aftermarket service business.

Gross margin grew significantly for the second quarter compared to the same period last year despite $1.5 million in lower total revenue, primarily due to lower warranty expenses, revenue from the new factory long-term rental program, and improving service margins. Gross margin increased $1.1 million from $2.0 million in the year ago quarter, to $3.1 million, representing a 55% increase. Gross margin as a percentage of revenue expanded to 15% from 9% in the year-ago quarter.

Operating expenses in the second quarter of fiscal 2020 were $6.4 million, an increase of $0.2 million, from $6.2 million in the year-ago quarter.

Adjusted EBITDA loss was $2.2 million for the second quarter of fiscal 2020, compared to an Adjusted EBITDA loss of $3.3 million in the year-ago quarter. Net loss per share was $0.59 compared to $0.67 in the year-ago quarter.

Cash and cash equivalents were $20.9 million as of September 30, 2019, compared to $24.6 million as of June 30, 2019.

Conference Call and Webcast

Capstone will host a live webcast on November 7, 2019, at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the second quarter fiscal 2020 ended September 30, 2019. Capstone will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to Capstone’s investor relation’s webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today's distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and has saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter,  LinkedIn,  Instagram, and YouTube.

Safe Harbor Statement

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “anticipates,” “objective,” “intend,” “targeted,” “plan,” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Financial Tables to Follow

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	September 30,	March 31,
	2019	2019
Assets
Current Assets:
Cash and cash equivalents	$20,898	$29,727
Accounts receivable, net of allowances of $5,115 at September 30, 2019 and $5,298 at March 31, 2019	18,095	16,222
Inventories, net	19,857	20,343
Prepaid expenses and other current assets	4,178	3,818
Total current assets	63,028	70,110
Property, plant, equipment and rental assets, net	7,186	5,291
Non-current portion of inventories	1,398	1,403
Intangible assets, net	75	187
Other assets	8,508	2,972
Total assets	$80,195	$79,963
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$15,883	$16,638
Accrued salaries and wages	1,631	1,637
Accrued warranty reserve	2,331	2,614
Deferred revenue	6,224	7,167
Current portion of notes payable and lease obligations	1,490	31
Total current liabilities	27,559	28,087
Deferred revenue - non-current	987	1,069
Term note payable, net	27,672	27,099
Long-term portion of notes payable and lease obligations	4,482	212
Other long-term liabilities	—	342
Total liabilities	60,700	56,809
Commitments and contingencies (Note 15)
Stockholders’ Equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 51,500,000 shares authorized, 7,985,495 shares issued and 7,955,191 shares outstanding at September 30, 2019; 7,197,349 shares issued and 7,171,110 shares outstanding at March 31, 2019	80	72
Additional paid-in capital	910,213	903,738
Accumulated deficit	(889,000)	(878,884)
Treasury stock, at cost; 30,304 shares at September 30, 2019 and 26,239 shares at March 31, 2019	(1,798)	(1,772)
Total stockholders’ equity	19,495	23,154
Total liabilities and stockholders' equity	$80,195	$79,963

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Product, accessories and parts	$15,988	$18,627	$30,061	$35,712
Service	4,752	3,547	9,923	7,651
Total revenue	20,740	22,174	39,984	43,363
Cost of goods sold:
Product, accessories and parts	13,460	16,945	25,692	32,575
Service	4,199	3,192	8,346	6,929
Total cost of goods sold	17,659	20,137	34,038	39,504
Gross margin	3,081	2,037	5,946	3,859
Operating expenses:
Research and development	900	891	1,838	1,822
Selling, general and administrative	5,499	5,308	11,736	10,962
Total operating expenses	6,399	6,199	13,574	12,784
Loss from operations	(3,318)	(4,162)	(7,628)	(8,925)
Other income (expense)	157	(7)	158	(21)
Interest expense	(1,287)	(186)	(2,563)	(304)
Loss before provision for income taxes	(4,448)	(4,355)	(10,033)	(9,250)
Provision for income taxes	—	2	8	5
Net loss	$(4,448)	$(4,357)	$(10,041)	$(9,255)
Less: Deemed dividend on purchase warrant for common shares	75	—	75	—
Net loss attributable to common stockholders	$(4,523)	$(4,357)	$(10,116)	$(9,255)

Net loss per common share attributable to common stockholders—basic and diluted	$(0.59)	$(0.67)	$(1.36)	$(1.46)
Weighted average shares used to calculate basic and diluted net loss per common share attributable to common stockholders	7,650	6,506	7,455	6,342

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

(In thousands)

	Three months ended		Six months ended
Reconciliation of Reported Net Loss to EBITDA and Adjusted EBITDA	September 30,		September 30,
	2019	2018	2019	2018
Net loss, as reported	$(4,448)	$(4,357)	$(10,041)	$(9,255)
Interest expense	1,287	186	2,563	304
Provision for income taxes	-	2	8	5
Depreciation and amortization	443	281	816	568
EBITDA	$(2,718)	$(3,888)	$(6,654)	$(8,378)

Stock-based compensation	104	224	366	451
Restructuring charges	370	369	670	772
Adjusted EBITDA	$(2,244)	$(3,295)	$(5,618)	$(7,155)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used EBITDA and Adjusted EBITDA, non-GAAP measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the company’s economic performance year-over-year. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense, restructuring charges, and the change in warrant valuation. Restructuring charges include facility consolidation costs and costs related to the company’s cost reduction initiatives.

EBITDA and Adjusted EBITDA are not measures of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.

While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:  Capstone Turbine Corporation

Investor and investment media inquiries:

    818-407-3628

    ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com

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